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                                                                       EXHIBIT 8


                         [HAYTHE & CURLEY LETTERHEAD]

                                 May 27, 1999



Talk Visual Corporation
One Canal Park
3rd Floor
Cambridge, Massachusetts  02142

Videocall International Corporation
One Canal Park
3rd Floor
Cambridge, Massachusetts  02142

Dear Sirs:

          We have acted as counsel for Talk Visual Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, as it may be amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"), with respect to 35,449,877 shares (the "Shares") of common stock, $.001 par value, of the Company to be issued, or issuable upon the exercise of options to be issued, by the Company in connection with the merger (the "Merger") of Legacy Software Acquisition, Inc., a Florida corporation ("Merger Sub") and a wholly owned subsidiary of the Company, with and into Videocall International Corporation, a Florida corporation ("Videocall"), pursuant to the terms of the Agreement and Plan of Merger dated as of September 14, 1998 (the "Merger Agreement"), by and among the Company, Merger Sub and Videocall.

          In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In rendering the opinion set forth below we have relied upon the facts stated in the Proxy Statement/Prospectus/Notification of Merger dated May 21, 1999, which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus/Notification of Merger") and the Appendices thereto, including the Merger Agreement, and upon such other documents as we have deemed appropriate.

          Based upon and subject to the foregoing, we hereby confirm that the portions of the section of the Proxy Statement/Prospectus/Notification of Merger captioned "The Merger-Federal Income Tax Considerations" (the "Tax Section") reflect our opinion regarding the federal income tax consequences of the Merger to holders of the outstanding shares of common stock, $.01 par value, of Videocall (the "Videocall Common Stock"), subject to the qualifications and limitations set forth therein. No opinion is expressed on any matters other than those specifically referred to herein.

          The opinion expressed herein is solely for your benefit and the benefit of holders of outstanding Videocall Common Stock, and may not be relied upon in any manner or for any purpose by any other person.

          We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the 1933 Act and the rules and regulations thereunder.

                              Very truly yours,


                              /s/ HAYTHE & CURLEY